UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-193125	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 5, 2015 (the “Effective Date”), Goodman Networks Incorporated (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with John A. Goodman (“Executive”), the Company’s Executive Chairman and Chairman of the Company’s Board of Directors (the “Board”), under which the Company resolved all matters related to Executive’s separation from employment with the Company without cause as of February 15, 2015 (the “Separation Date”), including all matters arising under the Second Amended and Restated Employment Agreement, by and between the Company and Executive, effective as of April 11, 2014 (the “Employment Agreement”). Executive, who is the Company’s co-founder and the beneficial owner of approximately 40.7% of the Company’s common stock as of March 5, 2015, had been employed by the Company since 2000. Executive will continue to serve as a member of the Board and play a key role in the Company.

As part of the transition, the Board has appointed Ron B. Hill, the Company’s Chief Executive Officer and President, as the Executive Chairman and Chairman of the Board.

The Separation Agreement provides that Executive will receive the following compensation and benefits, among other things:

•	On the Effective Date, the Company will pay Executive his earned but unpaid base salary through the Separation Date including accrued vacation, and subject to certain limitations, the Company will pay Executive any unreimbursed business expenses through the Separation Date.

•	The Company will pay Executive $1,050,000 as a Management Bonus (as defined in the Employment Agreement) for calendar year 2014 pursuant to the Goodman Networks Incorporated Executive Management Bonus Plan (the “Bonus Plan”) within one week of the Separation Date.

•	The Company will pay Executive a discretionary bonus as permitted by the Employment Agreement in the amount of $950,000 within one week of the Separation Date.

•	Subject to compliance with certain restrictive covenants, the Company will pay Executive cash severance benefits totaling thirty-six (36) months of Executive’s base salary. The severance benefits are payable as follows: (i) the first $1,000,000 of severance benefits is payable in four (4) equal quarterly installments beginning on the Company’s first payroll period following the Separation Date (each, a “Quarterly Payment”) and (ii) the remaining severance benefits are payable in nine equal monthly installments beginning on the first payroll period following the one (1) month anniversary of the final Quarterly Payment.

•	The Company also agreed to pay a Real Estate Keep Whole Amount (as defined in the Employment Agreement) related to Executive’s primary residence, provided that, among other things, Executive requests that the Company make such payment within thirty days of the Separation Date.

In addition, pursuant to the Separation Agreement, (i) the Company agreed to pay up to one hundred percent (100%) of the monthly premium on certain life and health insurance policies related to Executive for a period of up to thirty-six (36) months and (ii) any outstanding stock options related to the

Company’s common stock, par value $0.01 per share, held by Executive on the Separation Date (1) shall be fully vested and exercisable to the extent not previously vested and exercisable and (2) may be exercised until the earlier of (a) the date the option period terminates or (b) the tenth (10th) anniversary of the date of grant.

The Company has also agreed to grant Executive a one-time put right to sell to the Company up to $2,700,000 of Executive’s equity interests in the Company determined on the fair market value of such equity interests on the date Executive exercises the put right, with such fair market value being determined by the Board in its good faith discretion. This repurchase can only be requested in writing by Executive between January 1, 2016 and December 31, 2018. The repurchase may only be exercised by Executive if (i) the Company is permitted at the time of exercise to complete the requested repurchase pursuant to law, (ii) the Company receives a capital adequacy opinion satisfactory to the Board prior to the closing of the repurchase, and (iii) the repurchase would not be in violation of any contract, agreement, instrument, arrangement, commitment, understanding or undertaking to which the Company is a party or otherwise bound, including the Indenture governing the Company’s outstanding 12.125% Senior Secured Notes due 2018 (the “Indenture”).

In exchange for the above consideration, Executive acknowledged and agreed that, among other things, he had been paid all remuneration owed to him by the Company. Executive also granted a general release in favor of the Company, subject to certain exceptions. Additionally, Executive agreed to amend Section 7.4 of the Employment Agreement to, among other things, extend the duration of the Employment Agreement’s non-competition and non-solicitation provisions from eighteen (18) months to the thirty-six (36) month period during which Executive receives severance following his separation of employment with the Company.

Executive has also agreed to grant the Company a one-time call right to purchase from Executive up to $2,700,000 of Executive’s equity interests in the Company determined on the fair market value of such equity interests on the date the Company exercises the call right, with such fair market value being determined by the Board in its good faith discretion. This repurchase can only be requested in writing by the Company between January 1, 2016 and December 31, 2018. The repurchase may only be exercised by the Company if (i) the Company is permitted at the time of exercise to complete the requested repurchase pursuant to law, (ii) the Company receives a capital adequacy opinion satisfactory to the Board prior to the closing of the repurchase, and (iii) the repurchase would not be in violation of any contract, agreement, instrument, arrangement, commitment, understanding or undertaking to which the Company is a party or otherwise bound, including the Indenture.

The Separation Agreement also includes, among other things, customary non-disparagement and confidentiality provisions.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Items 1.01 and 5.02 is hereby incorporated by reference into this Item 1.02.

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In addition, Craig E. Holmes has tendered notice of his resignation from his position as Chief Financial Officer of the Company, effective as of the close of business on March 13, 2015. Mr. Holmes’s departure is not the result of any material disagreement with the Company regarding its operations, policies or practices.

In connection with Mr. Holmes’ resignation, the Company appointed Geoffrey Miller to serve as the Company’s interim Chief Financial Officer effective March 13, 2015. Mr. Miller, who had previously served as the Company’s Chief Financial Officer from June 2014 to December 2014 and from June 2010 until December 2011, will assume the duties of Chief Financial Officer, including the role of Principal Financial Officer, until such time as we appoint a permanent replacement Chief Financial Officer.

Mr. Miller, 60, has been serving as a financial advisor to the Company since December 2, 2014. Prior to such time, Mr. Miller served as the Company’s interim Chief Financial Officer since June 26, 2014. Mr. Miller has worked for Randstad Professionals US, LP, d/b/a Tatum (“Tatum”), an executive staffing firm, since 2007. During his time at Tatum, Mr. Miller also worked as the interim Chief Financial Officer for D&T Trucking from August 2012 to August 2013, as a CFO advisor to Future Telecom from October 2013 to June 2014 and as a CFO advisor to VZ Environmental from May 2014 to June 2014. Mr. Miller was a partner with Price Waterhouse from 1980 to 1994. Mr. Miller holds a Master of Taxation degree from the University of Baltimore and a Bachelor’s degree in Accounting from the University of Maryland. Mr. Miller is a Certified Public Accountant licensed in Maryland.

Mr. Miller’s services will be provided to the Company pursuant to an Interim Services Agreement (the “Services Agreement”) with Tatum. Such Services Agreement may be terminated by either party at any time for any reason upon notice to the other party; provided, however, the parties will endeavor to provide as much notice as possible prior to termination (preferably two business weeks). Under the Services Agreement, the Company will pay Tatum a fee of $250 per hour for Mr. Miller’s services.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: March 10, 2015	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer and President